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                                 Exhibit 12.4
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EXHIBIT 12.4
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IKON OFFICE SOLUTIONS, INC.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
(dollars in thousands)

                                                                        Fiscal Year Ended September 30
                                                       -------------------------------------------------------------------
                                                         2000           1999           1998           1997         1996
                                                       ---------     ----------     ----------     ----------   ---------
Earnings
      Income (loss) from continuing operations          (53,483)       (51,437)      (140,552)       85,897      140,656
      Add:
       Provision for income taxes                         7,388         (7,378)       (33,291)       65,931       85,512
       Fixed charges                                    104,211        103,085         98,544        92,738       59,514
                                                        -------        -------         ------       -------      -------
      Earnings, as adjusted   (A)                        58,116         44,270        (75,299)      244,566      285,682
                                                        =======        =======        =======       =======      =======
Fixed charges
      Other interest expense including interest on
       capital leases                                    69,821         71,225         70,668        47,453       37,179
      Estimated interest component of rental
       expense                                           34,390         31,860         27,876        26,584       22,335
      Prepayment penalties on early extiguishment
       of debt                                              -              -             -           18,701         -
                                                        -------        -------         ------       -------      -------
      Total fixed charges                               104,211        103,085         98,544        92,738       59,514

      Preferred stock dividends, as adjusted                -              -           31,798        32,351       35,768
                                                        -------        -------         ------       -------      -------

      Total fixed charges and preferred stock
       dividends (B)                                    104,211        103,085        130,342       125,089       95,282
                                                        =======        =======        =======       =======      =======
      Ratio of earnings to fixed charges
                    (A) divided by (B)                      0.6 (1)        0.4 (2)       (0.6) (3)      2.0 (4)      3.0 (5)
                                                        =======        =======        =======       =======      =======

(1) Excluding the effect of the gain on sale of investment, extraordinary gain from the early retirement of debt, shareholder litigation insurance proceeds, restructuring and asset impairment charge, and benefit from discontinued operations, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 2000 is 1.8.

(2) Excluding the effect of the shareholder litigation settlement charge, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30 1999 is 1.4.

(3) Excluding the effect of transformation costs and the loss from asset impairment, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1998 is 0.2.

(4) Excluding the effect of transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1997 is 3.0.

(5) Excluding the effect of transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1996 is 3.2.